Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

QUANTUM ENERGY SOLUTIONS, INC.

and

OCTUS, INC.

Dated as of June 10, 2010

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of June 10, 2010, and is entered into by and between Quantum Energy Solutions, Inc., a California corporation with principal address of 6804 Domingo Drive, Rancho Murieta, California (“Seller”), and Octus, Inc., a company organized under the laws of Nevada with its principal place of business at 803 Second Street, Suite 303, Davis, California (“Buyer”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 8.02.

BACKGROUND

Seller owns or possesses certain assets that Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Intellectual Property.

AGREEMENT

Accordingly, the parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

SECTION 1.01 Purchase and Sale.  On the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all the right, title and interest of Seller in, to and under the Acquired Assets for the purchase price specified in Section 1.03(d) (the “Acquisition”).

SECTION 1.02 Transfer of Assets.

(a) The term “Acquired Assets” means all Seller’s rights, title and interest in, to:

(i)	accounts receivable and invoices of approximately $102,700.00. At its sole discretion Buyer may request that these be collected by Seller with the resulting payments to be transferred to Buyer.

(ii)	all proprietary and intellectual property rights of Seller including the corporate name, logo, customers, suppliers and contracts.

(iii)
all know-how, information, techniques, methodologies, modifications, improvements, works of authorship, procedures, processes, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that:  (i) are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by Seller or any of Seller’s employees or consultants or are developed or acquired (by ownership or by license) for use in the Business at any time prior to the Closing Date and (ii) relate to or are used or useful in the business together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement or misappropriation of any such rights (collectively, the “Information”);

(iv)
all notebooks, records and other media embodying the Information, including, without limitation, those relating to the Acquired Assets, all prior versions of the Information and all other data, information and know-how, that has been developed by or for Seller and is necessary or useful to design, manufacture, use or test current products developed from the Acquired Assets.

(v)	all copyrights relating to the Products or the Business;

(vi)	all trademark and service mark registrations for the Company;

(vii)	all data, information, publications and other materials of Seller embodying or relating to the Acquired Assets including past and present customers and suppliers;

(viii)	all of Seller’s right, title and interest to claims and causes of action relating to the Acquired Assets; and

(ix)	such other assets or categories of assets as Buyer and Seller shall mutually agree in writing.

(b) Buyer shall acquire and Seller shall deliver the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller and its Affiliates and free and clear of all Encumbrances, liabilities and responsibilities related to the Acquired Assets, except as Seller and Buyer may mutually agree in writing and as specified in Section 1.03.

(c) Buyer will not assume any liability, responsibility or obligations to any employee or to Seller, including without limitation, in connection with compensation or compensation plans, benefit plans, options or equity plans, severance or termination pay, insurance or other employment related costs relating to Seller or its employees, and Seller shall indemnify and hold harmless Buyer and its representatives against any and all such liabilities.

(e) Buyer will not assume any liability, responsibility or obligations to any customer or purchaser of products previously produced by Seller or company that Seller has held an interest in including without limitation, in connection with warranty, maintenance, product failure or subsequent damages that may occur from the installation, operation or otherwise of the product and Seller shall indemnify and hold harmless Buyer and its representatives against any and all such liabilities.

SECTION 1.03 Closing.

(a) The completion of this Agreement (the “Closing”) shall take place at the offices of Buyer.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing Date, Seller shall execute and deliver or cause to be executed and delivered to Buyer, the following:

(i)	Quantum Accounts Receivable and Invoices, listed in Exhibit B; and

(ii)	The Information (to the extent not already supplied); and

(iii)
Such other instruments of conveyance, assignment and transfer as Buyer may reasonably request in order to sell, transfer and assign (as the case may be) the Acquired Assets to Buyer (together with the instruments specified in clause “(i)” above, the “Collateral Agreements”).

(c) The purchase price for the Acquired Assets shall consist of the following consideration:

(i)  At the Closing, Buyer shall deliver to Seller 150,000 shares of restricted common stock of Buyer (the “Closing Shares”).

(ii)  Buyer shall assume $130,000 in Quantum liabilities, to be restructured as promissory notes with Quantum debtors.

(iii)  Buyer shall assume up to Quantum accounts payable liabilities in Exhibit A.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof, as follows:

SECTION 2.01 Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer that except as set forth in a disclosure letter separately delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement, which identifies the particular Sections of this Agreement to which such disclosure relates (the “Disclosure Letter”):

(a) Seller has the power and authority to enter into this Agreement, the Collateral Agreements and the other agreements and instruments contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid, binding and enforceable obligation of Seller, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Seller is not subject to, or bound by, any provision of: (i) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (ii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Seller of this Agreement and the obligations contained herein.

(c) To the best of Seller’s knowledge, there is no Third Party using or infringing any or all of the Patents or the Trademarks.

(d) To the best of its knowledge, Seller has furnished or will furnish (in accordance with the terms of this Agreement) to Buyer all of the Information and any future Information which comes into Seller’s possession in the future.

(e) No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Seller of the transaction contemplated by this Agreement (other than the filings contemplated by this Agreement to reflect the transfer of the Acquired Assets to Buyer).

(f) Seller has good and valid title to all the Acquired Assets, in each case free and clear of all Encumbrances and Seller is not obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any intellectual property rights with respect to the development, manufacture, use, sale, import or commercialization of any of the Products in the ordinary course of the Business as presently conducted or as contemplated to be conducted.

(g) Except for instances, if any in which the failure to have obtained such an agreement would not adversely affect Buyer’s ownership of, or ability to exploit, the Acquired Assets after the Closing, each Person who is or was an employee or independent contractor of Seller or its Affiliates and who is or was involved in the creation or development of the Products or was provided access to confidential or proprietary information of Seller relating to the Acquired Assets has entered into a written agreement with Seller pursuant to which such Person, inter alia, assigned to Seller all intellectual property rights in any work performed by such Person relating to the Acquired Assets and agreed to maintain the confidentiality of all such proprietary and confidential information.

(h) The Acquired Assets include all of the intellectual property necessary, used or useful to commercialize the Products, including the development, manufacture, sale and import of the Products and there are no other items of intellectual property that are material to the ordinary day-to-day conduct of the Business.

SELLER MAKES NO REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY PROVIDED HEREUNDER, AND SELLER HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, OR THE FITNESS FOR A PARTICULAR PURPOSE, OF THE LICENSED PRODUCTS OR THE INFORMATION.  EXCEPT AS MAY BE EXPRESSLY PROVIDED ELSEWHERE HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PRODUCTS ARE OR WILL BE SHOWN TO BE SAFE OR EFFECTIVE FOR ANY INDICATION.  THE FOREGOING SHALL NOT REDUCE THE SCOPE OF ANY REPRESENTATION OR WARRANTY OF SELLER EXPRESSLY MADE TO BUYER HEREIN.

SECTION 2.02 Investment Representations.  Seller hereby represents and warrants to Buyer as follows:

(a) Investment.  Seller is acquiring the Shares for Seller’s own account, and not directly or indirectly for the account of any other person.  Seller is acquiring the Shares for investment purposes only and not with a view to distribution or resale thereof except in compliance with the Securities Act of 1933, as amended (the “Act”), and any applicable state laws regulating securities.

(b) Access to Information.  Seller has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of Buyer with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of Buyer.  Seller has had access to such financial and other information as is necessary in order for Seller to make a fully informed decision as to investment in Buyer, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Seller has had access.

(c) Pre-Existing Relationship.  Seller has either (i) a pre-existing relationship with Buyer or one or more of its officers or directors consisting of personal or business contacts of a nature and duration which enable him to be aware of the character, business acumen and general business and financial circumstances of Buyer or any such officer or director with whom such relationship exists or (ii) such business or financial expertise as to be able to protect his own interests in connection with the purchase of the Shares.

(d) Speculative Investment.  Seller understands that his purchase of the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within Seller’s risk capital means and is not so great in relation to Seller’s total financial resources as would jeopardize the personal financial needs of Seller and Seller’s family in the event such investment were lost in whole or in part.

(e) Unregistered Securities.  Seller must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or there exists an available exemption from such registration.  Buyer has made no agreements, covenants or undertakings whatsoever to register the Shares, or any portion thereof, under the Act.  Buyer has made no representations, warranties or covenants whatsoever as to whether there exists any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Act, and that any such exemption pursuant to Rule 144, if available at all, will not be available unless:  (i) a public trading market then exists in Buyer’s common stock, (ii) adequate information as to Buyer’s financial and other affairs and operations is then available to the public, and (iii) all other terms and conditions of Rule 144 have been satisfied.  The Shares have not been registered or qualified under any applicable state laws regulating securities and therefore the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such applicable state laws or there exists an available exemption therefrom.  Buyer has made no agreements, covenants or undertakings whatsoever to register or qualify the Shares under any such state laws.  Buyer has made no representations, warranties or covenants whatsoever as to whether any exemption from such states laws will become available.

(f) Tax Advice.  Seller acknowledges that Seller has not relied and will not rely upon Buyer or Buyer’s counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares or the transactions contemplated by this Agreement.  Seller assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such Shares and the transactions contemplated by this Agreement.

(g) Legends.  Seller understands that Buyer will place any legends on certificates representing the Shares that Buyer deems necessary or appropriate under applicable laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof, as follows:

SECTION 3.01 Organization, Authority, Execution, Delivery and Enforceability.

(a) Buyer is a corporation duly incorporated under the laws of Nevada with its principal place of business in California with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby has been duly authorized by all requisite corporate action on the part of Buyer.

SECTION 3.02 No Other Buyer Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE IV.

COVENANTS

SECTION 4.01 Access and Use of Information and Personnel.  From the date of this Agreement until the earlier of the Closing or the termination hereof, Seller shall cooperate with Buyer to facilitate the transfer to Buyer of the Information effective as of the Closing.

SECTION 4.02 Publicity.  Buyer shall have the right to issue a press release and otherwise make such public statements with respect to the Acquisition and this Agreement as it determines including any disclosures that Buyer concludes are necessary or appropriate under applicable law or applicable stock exchange requirements.

(a) Further Assurances.  Each of Seller and Buyer shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transaction contemplated by this Agreement including without limitation the registration or recordation of the transfer of the Intellectual Property into the name of Buyer.  With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Seller shall, upon Buyer’s request, also provide to Buyer electronic copies of such documents, information and other materials to the extent such copies are in Seller’s possession or can be obtained through commercially reasonable efforts.

(b) Access to Information; Confidentiality.  Each party hereto shall afford the other party hereto and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party hereto during the period prior to the Closing Date to obtain all information concerning the Acquired Assets, including the status of product development efforts, as the other party hereto may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

SECTION 4.03 Legal Requirements.  Each of Buyer and Seller shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V.

CLOSING CONDITIONS

SECTION 5.01 Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of the following conditions:

SECTION 5.02 Additional Conditions to Obligations of Seller.  The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Certificate of Buyer.  Seller shall have received a certificate executed by a duly authorized officer of Buyer to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.02(a) and (b) have been satisfied.

SECTION 5.03 Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties.  (i) The representations and warranties of Seller contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties of Seller contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Agreements and Covenants.  Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Certificate of Seller.  Buyer shall have received a certificate executed by a duly authorized officer of Seller to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.03(a) and (b) have been satisfied.

(d) Collateral Agreements.  Seller shall have executed and delivered the Collateral Agreements.

(e) Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing.

ARTICLE VI.

TERMINATION, AMENDMENT AND WAIVER, TERMINATION FEE

SECTION 6.01 Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after adoption and approval of this Agreement:

(a) by mutual written consent duly authorized by the authorized representatives of Buyer and Seller;

(b) by either Seller or Buyer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree or ruling is final and nonappealable;

SECTION 6.02 Fees and Expenses;

(a) General.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

ARTICLE VII.

SURVIVAL; INDEMNIFICATION

SECTION 7.01 Survival of Representations.  The representations, warranties and covenants contained in this Agreement (including the Exhibits) (excepting those covenants, if any, as expressly relate to periods after the Closing Date) and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article VII shall terminate at the close of business on the six-month anniversary of the Closing Date or such earlier time as may be subsequently agreed in writing (the “Survival Period”).

SECTION 7.02 Indemnification by Seller.

(a) Subject to Section 7.05, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives (“Buyer Indemnified Parties”) against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from:

(i)	Non-fulfilment by Seller of its obligations arising under this Agreement (including the Exhibits);

(ii)
any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement (including the Exhibits), in addition to warranties and liabilities for Products sold and/or installed prior to the execution of this agreement; and,

(iii)	subject to the provisions of Section 7.02(b), any breach of any covenant of Seller contained in this Agreement;

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, three (3) business after deposit in the mails if sent if mailed by registered or certified mail (return receipt requested), or one (1) business if given by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Seller, to:
Jim Collins c/o Quantum Energy Solutions, Inc.
6804 Domingo Drive
Rancho Murieta, CA 95683

if to Buyer, to:
Christian Soderquist c/o Octus, Inc.
803 Second Street, Suite 303
Davis, CA 95616

SECTION 8.02 Definitions; Interpretation.

(a) For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Business” means the business of Seller as currently conducted and as currently proposed to be conducted by Seller, including those assets relating to the Acquired Assets.

“Encumbrance” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any national, state, or local government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority.

“Intellectual Property” means all Patents, Trademarks, inventions, processes, specifications, Information, secrets, goodwill and copyrights for use in relation to the Products.

“Knowledge” means (i) with respect to Seller, the actual knowledge of the Seller, and (ii) with respect to Buyer, the actual knowledge of any officer of Buyer after due inquiry.

“Material Adverse Effect” means any (i) change in or effect on the Acquired Assets, taken as a whole, that is materially adverse to the Acquired Assets, taken as a whole, (ii) the commencement of any voluntary insolvency proceedings involving Seller or its Affiliates, or any involuntary insolvency proceeding filed against Seller or its Affiliates that is not discharged, dismissed or terminated within sixty (60) days after commencement, (iii) the commencement or initiation of any plan of arrangement with, assignment for the benefit of, or similar agreement with Seller’s or its Affiliates’ creditors whether or not involving any judicial proceedings, or (iv) circumstance, change or event that materially impairs Buyer’s ability to utilize the Acquired Assets in substantially the same manner as Seller before the date of this Agreement (excluding any effect on Buyer’s ability to do so by virtue of the Excluded Assets or any facts and circumstances unique to Buyer).

“Person” means any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

“Quantum Business Unit” means that business unit led by Jim Collins within the Octus corporate structure.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Third Party” means a Person who or which is neither a party nor an Affiliate of a party.

(b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 8.03 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.04 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 8.05 Entire Agreement.  This Agreement along with the Exhibits contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 8.06 Fees and Expenses.  Unless otherwise specifically provided herein regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

SECTION 8.07 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules.  In any action between the parties arising out of or relating to this Agreement, any Collateral Agreement or any of the transactions contemplated hereby or thereby:  (a) each of the parties consents to the non-exclusive jurisdiction and venue of California state courts of competent jurisdiction; (b) if any such action is commenced in any state court, then, subject to applicable law and rules of civil procedure, no party shall object to the removal of such action to any federal court located in the relevant Federal District; (c) each party irrevocably waives the right to trial by jury.

SECTION 8.08 Successors and Assigns; Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns (for the avoidance of doubt Buyer shall be free to assign this agreement to any of its Affiliates without the need for consent but this Agreement shall not be assigned by Seller without Buyer’s prior written consent), and notwithstanding any provision of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons who is not a party to this Agreement any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.09 Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 8.10 No Waiver.  No failure or delay by either party to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SELLER

By:__________________________________

Name: Jim Collins, President, Quantum Energy Solutions, Inc.

By:__________________________________
Name: Arlene Collins

BUYER

By:__________________________________
Name:           Christian Soderquist, CEO, Octus, Inc.

EXHIBIT A

ACCOUNTS PAYABLE AND LIABILITIES

Company Name	Amount	Due Date

EXHIBIT B

ACCOUNTS RECEIVABLE AND CONTRACTS

Company Name	Amount	Due Date